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[CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER LETTERHEAD]

                                     May 10, 1996



Mr. Ronald H. Echtenkamp
President and Chief Executive Officer
Ballantyne of Omaha, Inc.
4350 McKinley Street
Omaha, NE  68112

    Re:  Registration Statement on Form S-8

Dear Mr. Echtenkamp:

    We have acted as legal counsel for Ballantyne of Omaha, Inc., a Delaware corporation, (the "Company") in connection with the Company's preparation of the above-referenced Registration Statement on Form S-8 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act") and the prospectus which is not filed, but is included as a part of the Form S-8 (the "Prospectus"). The Form S-8 and the Prospectus relate to the Company's three stock plans; specifically the 1995 Stock Option Plan (440,000 shares); the 1995 Outside Directors Stock Option Plan (110,000 shares); and the 1995 Employee Stock Purchase Plan (275,000 shares), all of the shares which are to be offered and sold by the Company pursuant to the applicable plan and in the manner set forth in the respective plan, Form S-8 and Prospectus.

    In connection herewith, we have examined: (i) the Form S-8 and the Prospectus; (ii) the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company; (iii) the corporate minutes and proceedings of the Company applicable to filing of the Form S-8; and (iv) such other proceedings, documents and records as we deem necessary or appropriate for the purposes of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

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    Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the state of Delaware; and (ii) the shares issued pursuant to each of the Plans, upon issuance and payment therefor, as contemplated by the respective plan, Form S-8 and the Prospectus, will be validly issued, fully paid and non-assessable common stock of the Company.

    We hereby consent to the filing of the opinion as an exhibit to the Form S-8 and to any references to our firm in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

                             Very truly yours,



                             Cline, Williams, Wright, Johnson & Oldfather


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